UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2026

Venture Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42486	93-3539083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, Suite 1500		22209
Arlington, VA		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (202) 759-6740
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	VG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2026 (the “Closing Date”), Venture Global Shipping Holdings, LLC (the “Borrower”), an indirect, wholly-owned subsidiary of Venture Global, Inc. (the “Company”), entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Deutsche Bank AG, Deutsche Bank AG, New York Branch and ING Capital LLC, as coordinating lead arrangers, ING Capital LLC as facility agent and as security trustee, and the other lenders party thereto from time to time, providing for a senior secured term loan facility (the “Facility”). Proceeds from the Facility will be used for general corporate purposes, including reimbursing Venture Global LNG, Inc. (the “Sponsor”) for payments previously made by it or its affiliates in connection with the acquisition of nine LNG carriers (each, a “Vessel”).

The Facility provides for aggregate term loan commitments in a principal amount not to exceed the lesser of (i) 65% of the aggregate appraised value of the Vessels and (ii) $1,500,000,000. The term loan commitments consist of initial term loans available on the initial borrowing date, and two additional tranches of term loans available for borrowing upon delivery of two additional Vessels which is expected in the second half of 2026. The Facility is due to mature on June 26, 2032.

Loans under the Facility will bear interest at a rate per annum equal to Term SOFR (with a floor of 0%) plus an applicable margin of 2.00%, with interest payable quarterly in arrears on each payment date. The Facility will be repaid in consecutive quarterly installments in accordance with a scheduled amortization based on a 20-year age adjusted profile for each tranche.

The obligations of the Borrower under the Credit Agreement are guaranteed by each owner of the Vessels, each of which is a direct, wholly-owned subsidiary of the Borrower (collectively, the “Vessel Owner Guarantors”). The Facility is secured by certain collateral, including first priority ship mortgages on the Vessels, a pledge over the equity interests of the Borrower, all asset security of the Borrower including a pledge over the equity interests of each Vessel Owner Guarantor, a first priority assignment of the earnings and requisition compensation of the Vessels, and a first priority assignment of the bareboat charters (each, a “Charter”) between each respective Vessel Owner Guarantor and Venture Global Commodities, LLC.

The Credit Agreement contains customary representations, warranties, events of default and certain financial maintenance covenants, including (i) a minimum debt service coverage ratio, tested quarterly on a forward-looking 12-month basis commencing December 31, 2026, and (ii) a collateral maintenance test requiring that the outstanding principal amount of the Facility not exceed an minimum percentage of the aggregate fair market value of the Vessels subject to a mortgage, tested semi-annually on the last business day of June and December of each year commencing December 2026.

The Credit Agreement also contains certain restrictive covenants that, among other things, limit or restrict the ability of the Borrower and its subsidiaries to incur additional indebtedness, create liens, make certain investments, pay dividends or make other restricted payments (subject to no event of default or potential event of default), enter into transactions with affiliates, and consolidate, merge or sell substantially all of their assets. The Credit Agreement covenants are subject to a number of important limitations and exceptions.

The Borrower may prepay amounts outstanding under the Facility at any time without premium or penalty. The Credit Agreement requires mandatory prepayment of certain amounts upon the termination or cancellation of any Charter.

A copy of the Credit Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

On June 26, 2026, the Company issued a press release announcing that the Borrower had entered into the Credit Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release dated June 26, 2026, relating to the Borrower’s entry into the Credit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venture Global, Inc.
Dated: June 26, 2026

By: /s/ Jonathan Thayer
Jonathan Thayer
Chief Financial Officer